Exhibit 16.1
Russell E. Anderson, CPA
Russ Bradshaw, CPA
William R. Denney, CPA

September 17, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Asian Development Frontier Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Asian Development Frontier Inc. dated on or about September 17, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,
Anderson Bradshaw PLLC
Salt Lake City, UT 84107

Sincerely,

William R. Denney
Anderson Bradshaw PLLC

cc: Asian Development Frontier Inc.
5296 S. Commerce Dr	Chamnan Phenjati Business Center Building
Suite 300	Rama IX Road, Huai Khwang
Salt Lake City, Utah	Bangkok, Thailand
84107
USA
(T) 801.281.4700
(F) 801.281.4701

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